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SECURITIES AND EXCHANGE COMMISSION
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LENDER PROCESSING SERVICES, INC.
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Re:     Important Points to Consider in Reviewing LPS' Executive Compensation

Dear Shareholder:

At the 2013 Annual Meeting of Shareholders of Lender Processing Services, Inc. (“LPS” or the “Company”), you are being asked to vote to approve a non-binding advisory resolution on the compensation of our named executive officers (Proposal No. 3), commonly referred to as a “say-on-pay” proposal. Our board of directors has unanimously recommended that our shareholders vote “For” this advisory proposal. We would like to take this opportunity to provide additional information relating to input we received from our shareholders with respect to our 2012 “say-on-pay” proposal and changes our compensation committee made to our 2012 compensation practices as a result of the issues raised by our shareholders.

Although our 2012 “say-on-pay” proposal was supported by a majority of our shareholders, our compensation committee is committed to constantly improving our compensation program and believed it was important to reach out to shareholders to discuss any concerns they had related to our 2011 compensation practices. Accordingly, the compensation committee instructed management to reach out to a number of our significant shareholders to seek feedback regarding our executive compensation programs and their vote on the 2012 say-on-pay proposal, and to report back to the committee on the results of those conversations.
Management had conversations with a number of our large shareholders both prior to and following the 2012 annual shareholders meeting. The feedback received during these conversations was extremely valuable. It was factored into the recommendations made by the committee's compensation consultant, and was incorporated into the compensation committee's decisions for 2012 executive compensation. The primary issues of concern cited by our shareholders were:

•	Adjustments made to our performance targets for our 2011 annual incentive plan to account for changes in the markets for our services.

•	The use of a performance goal that could be met within one year for our 2011 performance-based restricted stock awards.

•
The compensation paid to Lee A. Kennedy in connection with his interim role as President and Chief Executive Officer, which shareholders believed was indicative of the absence of a fully developed executive succession plan.

Below is a description of the changes we made to our compensation plans and practices during 2012 to address our shareholders' concerns. Our compensation committee welcomes the constructive feedback from our shareholders and will continue to try to address our shareholders' concerns as it evaluates our compensation plans and practices from year to year.
Adjustments to our Annual Incentive Plan Targets
The issue most commonly cited by our shareholders as an area of concern related to adjustments made to our performance targets for our 2011 annual incentive plan to account for substantial declines in the default market resulting from federal regulatory actions. Although these adjustments were made to account for the impact of the substantial decline in foreclosure activity during 2011 when compared to our budget assumptions (which were predicated upon a market that was flat with 2010 levels), our shareholders expressed concern that these adjustments permitted discretion with respect to the achievement of the plan's performance criteria.
LPS has operated in a very volatile environment for the past five years. Our financial results are strongly tied to the performance of the default and refinancing origination markets, and it is extremely difficult to predict how those markets will perform in future years in order to set performance goals for future periods. For example, in early 2012, the Mortgage Bankers Association (“MBA”) projected that the mortgage origination market for 2012 would be approximately $1.0 trillion, which represented a decrease in the overall size of the origination market of approximately $3.0 billion, and projected that the decrease in 2012 activity would be driven by substantially decreased refinancing activity. Instead, the MBA now estimates that the overall size of the2012 mortgage origination market was approximately $1.7 trillion, with refinancing comprising approximately 70% of the overall market. In 2013, the MBA projects that mortgage originations will decrease to $1.5 trillion with refinancing volumes representing approximately 60% of total volume, which represents a year-over-year decrease in the aggregate dollar size of the refinancing market of approximately 29%. Other industry sources project declines in refinancing originations ranging from 2% to 27% in 2013.
The compensation committee believes that management should strive to achieve strong financial performance irrespective of the volatile environment, and should not be penalized or unjustly rewarded for market factors beyond their control. In order to address our shareholders' concerns, the committee instructed management to design a formulaic methodology for adjusting the performance targets down to account for significant declines in our primary markets when compared to our budget, or adjusting the performance targets up to account for significant improvements in our primary markets when compared to our budget.
The 2012 annual incentive plan required the target performance goals to be adjusted upward if the number of notices of default and/or refinance loan originations increased above a certain threshold, and to be adjusted downward if the number of notices of default and/or refinance loan originations fell below a certain threshold, in each case as compared to budget assumptions. The plan also called for the threshold and maximum targets to be adjusted proportionately. The number of notices of default and refinance related loan originations were measured based upon two reliable, objective and external measures. As a result of these formulaic adjustments, the threshold, target and maximum performance goals under our annual incentive plan were adjusted upward based on the part of the formula related to 2012 refinancing originations. The impact of these adjustments were significant: the revenue target was adjusted up by approximately 12.6%, the operating income target was adjusted up by approximately 24.7%, and the free cash flow targets were adjusted up by approximately 21.1%, in each case after also including adjustments made to account for discontinued operations. These formulaic adjustments made our performance goals significantly more difficult to achieve, and resulted in lower payments to our executives.
One-Year Performance Goal for our Restricted Stock Awards
Another area of concern for our shareholders related to the structure of the performance criteria for our 2011 performance-based restricted stock awards. Our 2011 performance-based restricted stock awards vest proportionately each year over three years based on the executive's continued service. However, in order for any of the performance-based restricted shares to vest, the awards require that the Company achieve $150 million in market share gain during any twelve-month period between April 1, 2011 and December 31, 2013. Our shareholders expressed concern that the performance criteria for these shares required performance during only a twelve month period.
In order to address this concern, our compensation committee made changes to our 2012 performance-based restricted stock awards, which represented ⅔ of total 2012 long-term incentive value. The performance-based restricted stock awards will vest ratably over three years from the date of grant based on the executives' continued service. In addition, the vesting of each tranche of the performance-based restricted stock is subject to the achievement of an annual operating margin of 14%, so that (i) the first ⅓ of the restricted stock vests only if the Company achieves an operating margin of 14% from April 1, 2012 through December 31, 2012; (ii) the second ⅓ of the restricted stock vests only if the Company achieves an operating margin of 14% from January 1, 2013 through December 31, 2013; and (iii) and the third ⅓ of the restricted stock vests only if the Company achieves an operating margin of 14% from January 1, 2014 through December 31, 2014.
The compensation committee believes the operating margin performance measure is transparent to investors and ties management's achievement of these awards to their ability to operate the Company in an efficient and profitable manner. The committee set the goal at 14% operating margin in recognition of the unpredictability and volatility of the default and refinancing origination markets in both the short and the long-term. The 14% operating margin target is not subject to similar downward adjustments for changes in the default or refinancing origination markets, and the committee believes it is a rigorous yet fair goal in determining whether an executive should receive the value of his long-term incentive award or forfeit a portion of the award in the event the Company fails to achieve that level of performance.

Executive Succession Planning
Another common issue of concern among our shareholders related to the compensation paid to Lee A. Kennedy with respect to his service as interim President and Chief Executive Officer. Our shareholders told us that they believed the level of compensation paid to Mr. Kennedy under the circumstances indicated that the board found itself ill-prepared upon our former chief executive officer's resignation for health reasons, and did not have a fully developed succession plan to address such situations. The compensation committee expressed this concern to our board, and the board, with the leadership of the compensation committee, is fully committed to developing and implementing a comprehensive succession plan for the leadership of LPS. The board engaged an independent consultant to assist with the development of the succession plan, and has spent extensive time over the last nine months reviewing the findings and suggestions of the consultant and working toward a fully thought out plan. The board believes succession planning is an extremely important tool to LPS and its shareholders, and is committed to continually evaluating management and succession planning to ensure that LPS has the appropriate leadership under any circumstances that may arise.
The compensation committee greatly appreciates the constructive feedback we received from our shareholders and will continue to try to address our shareholders' concerns as it evaluates our compensation plans and practices from year to year. We ask that you take these positive changes to our compensation programs into consideration and vote “For” our non-binding advisory resolution on the compensation of our named executive officers (Proposal No. 3).
Sincerely,
David K. Hunt
Chairman of the Compensation Committee